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                                                                    EXHIBIT 99.1

           [LOGO]                                       NEWS RELEASE

                                                        FOR IMMEDIATE RELEASE
                                                        April 13, 1999

                                                        Contact:  John J. Ong
                                                        (336) 315-4049
4620 Grandover Parkway - Box 26777                      e-mail: jong@laddnet.com
Greensboro, NC 27417-6777



                   LADD FIRST QUARTER EARNINGS JUMP 52 PERCENT

         GREENSBORO, NC -- LADD Furniture, Inc. reported today that its net earnings for the first quarter of fiscal 1999 rose 52 percent, to $3.6 million, from $2.4 million in the first quarter of 1998. Fully diluted net earnings per share for the quarter rose 50 percent, to $0.45 in 1999, from $0.30 per share a year earlier. Total first quarter net sales rose 7 percent from a year earlier, to $157.1 million in 1999 from $147.4 million in 1998, with residential furniture sales increasing 4 percent and contract sales rising 16 percent.

         LADD chairman, president and CEO Fred L. Schuermann, Jr. said he was very pleased with the sales gains for the quarter, particularly since LADD's sales in the first three months of 1998 had been unusually strong. "Equally gratifying," Schuermann said, "is the fact that our year-over-year profitability continued to improve, with first quarter gross margin rising to 19.2% in 1999 from 18.1% in 1998 and 17.8% in 1997 - extending our three-plus year trend of steadily improving financial results." Schuermann noted that, due to seasonality factors primarily affecting the contract business, LADD's sales and profit margins are normally at their lowest in the first quarter of each year.

         "In addition to the sales increase and the improved gross margin," he said, "first quarter profits were also helped by a 21 percent decline in first quarter interest expense as a result of further debt reduction and lower interest rates." Schuermann said LADD's total debt was reduced by a little over $2 million during the first quarter, despite a $3.7 million increase in net working capital during the quarter. "In short," he said, "we again made substantial progress in the first quarter against all three of our primary financial objectives by virtue of increasing our sales, improving our profit margins and reducing our debt."

         Commenting on the overall tone of business, Schuermann said, "The current year has started out well for our industry, and furniture retailers around the country have been experiencing fairly robust consumer demand. The economic and financial variables which influence consumer furniture buying patterns are all positive at this point, along



                                    - more -


                  The LADD family of fine furniture companies
                Lea Industries * American Drew * Clayton Marcus
       Barclay * American of Martinsville * Pennsylvania House * Pilliod


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with consumer confidence itself - as measured by the monthly Conference Board survey. As a result, we currently see no reason why our industry should not enjoy another excellent year in 1999. We are eagerly looking forward to the start of the International Home Furnishings Market in High Point (NC) this week, and I believe the LADD product lineup for this upcoming spring furniture market is as strong as I've ever seen it."

         Headquartered in Greensboro, NC, LADD is one of the largest residential furniture manufacturers in North America. The company markets its wide range of bedroom, dining room, occasional and upholstered furniture domestically under the major brand names American Drew, Barclay,Clayton Marcus, Lea, Pennsylvania House and Pilliod, and exports these products worldwide through LADD International. LADD's contract sales group, doing business as American of Martinsville, is also one of the world's leading suppliers of guest room furniture to the hospitality industry, as well as to assisted- living (retirement) facilities and governmental markets. LADD also owns and operates LADD Transportation,a support company. LADD's stock is traded on the Nasdaq Market under the symbol LADF and information on the company can be found on the Internet at www.laddfurniture.com.


                                  # # # # # # #


FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are dependent on a number of factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include the company's ability to continue its sales growth, further improve its profitability and reduce its debt, in addition to those factors set forth in the company's required filings with the U.S. Securities and Exchange Commission.

TABLE FOLLOWS


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LADD FURNITURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (PRELIMINARY AND UNAUDITED)
--------------------------------------------------------------------------------

                                                        Quarter Ended
                                               -------------------------------
                                               APR. 3, 1999       Apr. 4, 1998
                                               ------------       ------------

Net sales(*)                                   $157,144,000       147,409,000

Earnings before interest, income taxes,
 depreciation and amortization ("EBITDA")        11,443,000        10,004,000

Earnings before interest and income taxes         7,850,000         6,452,000

Interest expense                                  2,048,000         2,584,000

Earnings before income taxes                      5,802,000         3,868,000

Net earnings                                   $  3,597,000         2,360,000

Net earnings per common share - basic          $       0.46              0.30

Net earnings per common share - diluted        $       0.45              0.30

Weighted average number of
 common shares outstanding - basic                7,840,371         7,759,955

Weighted average number of
 common shares outstanding - diluted              7,950,706         7,940,477
-----------------------------------------------------------------------------


(*)Net sales by business segment were as follows (000's):

                                                                Quarter Ended
                                                     -----------------------------------
                                                     Apr. 3, 1999           Apr. 4, 1998
                                                     ------------           ------------

       Residential                                   $    119,203                114,705
       Contract                                            37,941                 32,704
                                                     ------------           ------------
            Total                                    $    157,144                147,409
                                                     ============           ============